Exhibit 99.1

CONSOL Energy and Noble Energy, Inc. Announce Agreement to

Separate Marcellus Shale Joint Venture

PITTSBURGH, PA and HOUSTON, TX (October 31, 2016) – CONSOL Energy Inc. (NYSE: CNX) and Noble Energy, Inc. (NYSE: NBL) (the “Joint Venture”) jointly announced today that the two companies have entered into a definitive agreement to separate their Marcellus Shale 50-50 Joint Venture (the “Exchange Agreement”). The two companies have negotiated a separation of the Joint Venture that was formed in 2011 for the exploration, development, and operation of primarily Marcellus Shale properties in Pennsylvania and West Virginia. Highlights of the Exchange Agreement include:

•	Each party will own and operate a 100% interest in its properties and wells in two separate operating areas;
•	Each party will have independent control and flexibility with respect to the scope and timing of future development over its operating area;
•	All acreage operated by CONSOL Energy and Noble Energy, Inc. in their respective operating areas will remain fully dedicated to CONE Midstream Partners LP (NYSE: CNNX) (“CONE”).

“This agreement with Noble Energy to separate our Joint Venture is bitter sweet for CONSOL Energy,” commented Nicholas J. DeIuliis, president and CEO. “Noble has been a top-notch partner, and we have enjoyed the collaborative relationship that we have shared over the past five years. Even though we have seen much success together, we have agreed that we must both have the ability to adapt to a changing energy landscape. The separation of the Joint Venture is consistent with CONSOL’s transitional journey to a pure-play exploration and development company, and the company’s commitment to future growth, in what is now a more robust and actionable stacked pay opportunity set. As the parties work towards closing, CONSOL will remain focused on conducting operations in a safe and environmentally compliant manner to maximize value to our shareholders.”

David L. Stover, Chairman, President and CEO of Noble Energy, Inc., added, “The accomplishments of our Joint Venture over the last five years are outstanding, including significant increases in combined production and recoverable resources. These outcomes are a direct result of the high-quality nature of the acreage, but even more so a result of the combined technical leadership and coordination between our two companies. Today’s agreement between CONSOL Energy and Noble sets a clear path for both companies into the future. It provides us with greater control and flexibility over the future pace of development in the Marcellus. I’d like to personally thank all of the CONSOL Energy team for their hard work and congratulate them on the successes we have had together.”

Prior to the Exchange Agreement, the Joint Venture collectively operated approximately 669,000 Marcellus acres. CONSOL Energy and Noble Energy, Inc. each held 50% working interest. As of the effective date of the Exchange Agreement on October 1, 2016, total flowing production to the Joint Venture was 1.07 billion cubic feet per day of natural gas equivalents.

Subsequent to closing of the Exchange Agreement, the acreage and production of the prior Joint Venture will be as follows:

•	CONSOL Energy will operate a 100% working interest in approximately 306,000 Marcellus acres with associated production of approximately 620 million cubic feet per day of natural gas equivalents. The majority of the acreage operated by CONSOL Energy resides in Pennsylvania.
•	Noble Energy, Inc. will operate a 100% working interest in approximately 363,000 Marcellus acres with associated production of approximately 450 million cubic feet per day of natural gas equivalents. The majority of the acreage operated by Noble Energy, Inc. resides in West Virginia.

Maps reflecting the new acreage positions for each company are available on each Company’s website.

In addition to the acreage and production realignment between the two companies, Noble Energy, Inc. will also remit a cash payment of approximately $205 million to CONSOL Energy at closing. The exchange of properties and cash result in the elimination of the remaining outstanding carry cost obligation due from Noble Energy, Inc. to CONSOL Energy.

While the Exchange Agreement creates independent ownership interests in the acreage and production currently gathered by CONE, it does not change the total acreage dedicated to CONE, the gathering rates, or other fundamental terms for the services provided by CONE. CONSOL Energy and Noble Energy, Inc. remain as co-sponsors of CONE and shippers on CONE’s gathering systems, while retaining their respective general partnership and limited partner ownership interests in CONE.

Completion of the Exchange Agreement is subject to a number of conditions, including expiration of the Hart Scott Rodino Antitrust Improvements Act waiting period and other customary conditions. The closing of the Exchange Agreement is not subject to a financing condition and is expected to close in the fourth quarter of 2016.

Conference Call Information

CONSOL Energy will host a conference call today at 10:00am ET. A live webcast of the conference call can be accessed at the investor relations section of the company’s website, at www.consolenergy.com. Security analysts and institutional investors may also listen by dialing (US) 800-230-1074 or (Intl.) 612-234-9960, with access code 405600. A slide presentation summarizing the transaction may be accessed at www.consolenergy.com.

Third Quarter Earnings Call Information

CONSOL Energy will hold its third quarter earnings webcast on November 1, 2016, at 10:00am ET (9:00 a.m. CT), which can be accessed through its website.

Noble Energy, Inc. will hold its third quarter earnings webcast on November 2, 2016, at 9:00am ET (8:00 a.m. CT), which can be accessed through its website.

About CONSOL Energy

CONSOL Energy Inc. (NYSE: CNX) is a Pittsburgh-based energy producer, and one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on developing its substantial resource base. As of December 31, 2015, CONSOL Energy had 5.6 trillion cubic feet equivalent of proved natural gas reserves. CONSOL Energy is a member of the Standard & Poor’s Midcap 400 Index. Additional information may be found at www.consolenergy.com.

About Noble Energy

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering its purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Contacts:

CONSOL Energy:

Investor: Tyler Lewis, at (724) 485-3157

Media: Brian Aiello, at (724) 485-3078

Noble Energy:

Investor: Brad Whitmarsh, at (281) 943-1670

Media: Reba Reid, at (713) 412 -8441

Cautionary Statements

This press release contains certain “forward-looking statements” within the meaning of federal securities laws. Words such as “anticipates”, “believes,” “expects”, “intends”, “will”, “should”, “may”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect CONSOL Energy’s and Noble Energy’s current views about future events. Such forward-looking statements include, but are not limited to, statements about CONSOL Energy’s and Noble Energy’s plans, objectives, expectations and intentions, the expected timing of completion of the transaction, and other statements that are not historical facts, including business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this press release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, without limitation, the risk that CONSOL Energy or Noble Energy may be unable to obtain regulatory approvals required for the transaction, the risk that regulatory approvals or restructuring of arrangements with third parties may delay the transaction or result in the imposition of conditions that could cause the parties to abandon the transaction, the risk that a condition to closing of the transaction may not be satisfied, the timing to complete the transaction, disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers, the diversion of management time on transaction-related issues, the volatility in commodity prices for natural gas and crude oil, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in CONSOL Energy’s and Noble Energy’s businesses that are discussed in CONSOL Energy’s and Noble Energy’s most recent annual reports on Form 10-K, respectively, and in other CONSOL Energy and Noble Energy reports on file with the Securities and Exchange Commission . Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Neither CONSOL Energy nor Noble Energy undertakes any obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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